UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2007

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-15495 (Commission File Number)	85-0302351 (IRS Employer Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.
     On October 30, 2007, the United States Bankruptcy Court for the District of Hawaii, in the breach of contract lawsuit (Case No. 03-00817) brought by Hawaii Airlines, Inc., found that Mesa Air Group, Inc. (“Mesa” or the “Company”) violated the terms of a confidentiality agreement with Hawaiian Airlines and awarded Hawaiian $80 million in damages and ordered Mesa to pay Hawaiian’s costs of litigation and reasonable attorneys’ fees.
     On October 31, 2007, Mesa issued a press release announcing that it will seek to overturn the ruling. The full text of the Company’s press release is attached hereto as Exhibit 99.1.
     The Court rejected Hawaiian’s bid to prohibit Mesa’s Hawaiian operations, go!, from selling tickets and go!’s regularly scheduled services are ongoing.
     This ruling arises out of the court’s finding that the Company’s executive vice president and chief financial officer, George Peter Murnane, intentionally and in bad faith destroyed evidence pertinent to Hawaiian’s case against Mesa. Mr. Murnane was placed on administrative leave effective September 21, 2007, pending the conclusion of the Company’s internal investigation regarding Mr. Murnane’s actions. While Mesa intends to appeal this ruling, it anticipates that it will be required to post a bond or letter of credit as security for the judgment amount in connection with the appeal.
Item 9.01   Financial Statements and Exhibits
          (c)   Exhibits.

Exhibit No.	Description
99.1	Press release, dated October 31, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.
Date: November 1, 2007	By:	/s/ BRIAN S. GILLMAN
	Name:	BRIAN S. GILLMAN
	Title:	Senior Vice President and General Counsel